Mail Stop 03-06

May 24, 2005



Via Facsimile and U.S. Mail

Mr. Ronald J. Semanick
Chief Financial Officer
Paragon Technologies, Inc.
600 Kuebler Road
Easton, Pennsylvania  18040

	Re:	Paragon Technologies, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the fiscal quarter ended March 31, 2005
      File No. 001-15729


Dear Mr. Semanick:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant





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